UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 25, 2006
FIRSTMERIT CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio		44308

(Address of principal executive offices)		(Zip Code)
(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 25, 2006, FirstMerit Corporation (the “Company”) entered into a Transition Agreement (the “Agreement”) with George P. Paidas, the Company’s Senior Executive Vice President of Business Segments (“Paidas”), in connection with Paidas’ retirement from the Company. The following description of the material terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.
     Pursuant to the terms of the Transition Agreement, Paidas resigned as the Senior Executive Vice President of Business Segments effective October 25, 2006 (the “Transition Date”). Paidas will continue to serve as an officer of the Company until December 31, 2007 (the “Termination Date”). His duties after the Transition Date until the Termination Date (the “Term”) include identifying and developing merger and acquisition opportunities for the Company, assisting with leadership training and other duties and responsibilities as assigned by the Company’s President. During the Term, Paidas will be paid a base salary at an annual rate of $327,000 and will continue to be eligible to participate in the Company’s incentive compensation program for 2006 and will be eligible to participate in the Company’s incentive compensation program for 2007 as and when such program is approved by the Company’s Board of Directors. In addition, Paidas will be eligible to participate in the hospitalization, life insurance and other employee benefit plans and programs that the Company maintains during the Term on the same basis as other executive employees except that Paidas will not earn or accrue any additional paid time off benefits. Through the Transition Date, the Company will pay the premium on a life insurance policy which Paidas owns, which carries a $500,000 death benefit (the “Life Insurance”), as well as pay Paidas, at the time such premium payment is made, an amount equal to 40 percent of such premium. The Company will also continue to pay his tax preparation expenses and his country club membership during the Term. Paidas stock options and restricted stock will continue to vest until the Termination Date and may exercise such options in accordance with the terms thereof.
     After the Termination Date, the Company will continue to pay the premium for the Life Insurance until such time as its cash value is estimated to be sufficient to pay future premium for Paidas’ life expectancy or, if earlier, his death. The Company will also pay Paidas, at the time such premium payment is made, an amount equal to 40 percent of such premium. Paidas will also be eligible to participate in the Company’s group health coverage for retirees until he attains the age of 65 at which time he will be eligible to apply for coverage under the Company’s Retiree Medical Program with Paidas being responsible for paying the full costs of premiums under the Retiree Medical Program. In addition, Paidas will be entitled to all benefits he has accrued through the Termination Date under the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan, the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries, the FirstMerit Corporation Unfunded Supplemental Benefit Plan and the FirstMerit Corporation Executive Supplemental Retirement Plan (collectively, the “Retirement Plans”) as and when such benefits will be paid under the terms of each of the Retirement Plans.
     If Paidas’ employment is terminated for Cause or without Good Reason (each as defined in the Agreement), prior to the Termination Date, then Paidas will not be eligible for any benefits other than accrued salary to the date of termination, the retention of the Life Insurance (with Paidas being solely responsible for paying future premiums) and benefits, if any, which he is entitled to under the terms of the Retirement Plans. If Paidas’ employment is terminated for any other reason prior to the expiration of the Term, then he would be entitled to all of the payments and benefits set forth in the Agreement as if the Term had expired on the date of the termination of his employment.
     After the Termination Date, Paidas will be subject to non-competition and non-solicitation agreements for 24 months and will be required to execute a general release as a condition to receiving his post-termination benefits.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description

99.1	Transition Agreement by and between the FirstMerit Corporation and George P. Paidas.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation
By:	/s/ Terrence E. Bichsel
Terrence E. Bichsel
Executive Vice President and Chief Financial Officer

Date: October 27, 2006

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